Exhibit 99.1

Kohl's Corporation Reports Third Quarter Financial Results

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--Nov. 8, 2012-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the fiscal periods ended October 27, 2012.

Kohl’s Corporation reported third quarter diluted earnings per share increased 14% to $0.91 per diluted share.  Net income was $215 million compared to $211 million  ($0.80 per diluted share) a year ago. Net sales were $4.5 billion, an increase of 2.6% for the quarter. Comparable store sales for the quarter increased 1.1%.

Year to date, net income was $609 million ($2.54 per diluted share) compared to $711 million ($2.56 per diluted share) a year ago. Net sales were $12.9 billion, an increase of 1.2%.  Year-to-date comparable store sales decreased 0.5%.

Kevin Mansell, Kohl’s chairman, president and chief executive officer, said, “Our sales performance in the third quarter was consistent with our expectations, while our gross margin results were better than expected. Thanks to our dedicated teams, expenses were again well-managed.  We have made noticeable investments in Holiday inventory - both in depth and content - and the in-store experience.  Our stores are festive and fun to shop.  We are also very excited about our expanded gift strategy and our ability to offer great products at great values."

Capital Structure

On November 7, 2012, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.32 per share. The dividend is payable December 26, 2012 to shareholders of record at the close of business on December 5, 2012.

Kohl's Board of Directors also increased the Company's share repurchase authorization under its existing share repurchase program by $3.2 billion, to $3.5 billion.   The Company expects to repurchase shares in open market transactions, subject to market conditions, over the next three years.

Store Update

Kohl’s ended the quarter with 1,146 stores in 49 states, compared with 1,127 stores at the same time last year. During the year, the Company opened 21 new stores, including 1 relocated store, closed 1 store and completed 50 remodels.

Earnings Guidance

The Company provided initial guidance for the fiscal quarter ending February 2, 2013 of $2.00 to $2.08 per diluted share. The guidance is based on total sales growth of 7 to 8 percent and comparable store sales growth of 3 to 4 percent and includes expected fourth quarter share repurchases of $300 million. After incorporating its third quarter results and fourth quarter outlook, the Company now expects to earn $4.52 to $4.60 per diluted share for fiscal 2012 versus its previous guidance of $4.50 to $4.65 per diluted share.

Third Quarter 2012 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 8:30 am ET on November 8, 2012. The phone number for the conference call is (706) 902-0486 and the conference ID is 15140640. Replays of the call will be available for 30 days by dialing (855) 859-2056 or (404) 537-3406 and referencing Conference ID 15140640. The conference call is also accessible via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted earnings. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,146 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464

KOHL'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)
Subject to Reclassification

	Three Months		Nine Months
	Oct 27, 2012	Oct 29, 2011	Oct 27, 2012	Oct 29, 2011

Net sales	$4,490	$4,376	$12,937	$12,786
Cost of merchandise sold	2,778	2,688	8,059	7,784

Gross margin	1,712	1,688	4,878	5,002

Operating expenses:
Selling, general, and administrative	1,077	1,071	3,055	3,066
Depreciation and amortization	210	202	620	583

Operating income	425	415	1,203	1,353

Interest expense, net	80	75	243	223

Income before income taxes	345	340	960	1,130
Provision for income taxes	130	129	351	419

Net income	$215	$211	$609	$711

Basic net income per share	$0.92	$0.80	$2.56	$2.58
Average number of shares	233	264	238	276

Diluted net income per share	$0.91	$0.80	$2.54	$2.56
Average number of shares	235	265	240	278

As a percent of net sales:
Gross margin	38.1%	38.6%	37.7%	39.1%
Selling, general and
administrative expenses	24.0%	24.5%	23.6%	24.0%
Operating income	9.5%	9.5%	9.3%	10.6%
Net income	4.8%	4.8%	4.7%	5.6%

KOHL'S CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)
Subject to Reclassification

	Oct 27, 2012	Oct 29, 2011
Assets
Current assets:
Cash and cash equivalents	$550	$760
Merchandise inventories	4,818	4,130
Income tax receivable	—	105
Deferred income taxes	124	128
Other	281	257

Total current assets	5,773	5,380

Property and equipment, net	9,009	8,918
Long-term investments	90	158
Other assets	256	263

Total assets	$15,128	$14,719

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,429	$2,080
Accrued liabilities	1,094	1,025
Income taxes payable	48	—
Current portion of capital lease
and financing obligations	100	95

Total current liabilities	3,671	3,200

Long-term debt	2,492	2,141
Capital lease and financing obligations	1,986	2,003
Deferred income taxes	395	445
Other long-term liabilities	478	459
Shareholders' equity	6,106	6,471

Total liabilities and shareholders' equity	$15,128	$14,719

KOHL'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)
Subject to Reclassification

	Nine Months Ended
	Oct 27, 2012	Oct 29, 2011
Operating activities
Net income	$609	$711
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	620	583
Share-based compensation	37	43
Excess tax benefits from share-based compensation	(3)	(2)
Deferred income taxes	(46)	146
Other non-cash revenues and expenses	26	19
Changes in operating assets and liabilities:
Merchandise inventories	(1,613)	(1,091)
Other current and long-term assets	30	(1)
Accounts payable	1,196	942
Accrued and other long-term liabilities	(62)	(16)
Income taxes	(91)	(238)

Net cash provided by operating activities	703	1,096

Investing activities
Acquisition of property and equipment	(641)	(755)
Sales of investments in auction rate securities	68	143
Other	5	(20)

Net cash used in investing activities	(568)	(632)

Financing activities
Treasury stock purchases	(883)	(1,956)
Dividends paid	(227)	(207)
Proceeds from issuance of debt	350	646
Deferred financing costs	(3)	(8)
Long-term debt payments	—	(400)
Interest rate hedge payments	—	(48)
Proceeds from financing obligations	7	12
Capital lease and financing obligation payments	(87)	(69)
Proceeds from stock option exercises	50	47
Excess tax benefits from share-based compensation	3	2

Net cash used in financing activities	(790)	(1,981)

Net decrease in cash and cash equivalents	(655)	(1,517)
Cash and cash equivalents at beginning of period	1,205	2,277

Cash and cash equivalents at end of period	$550	$760